UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 13, 2009
TOLLGRADE COMMUNICATIONS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	000-27312	25-1537134
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification Number)
493 Nixon Road
Cheswick, Pennsylvania 15024
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (412) 820-1400
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
(e)	Effective February 13, 2009, Robert H. King was promoted from Executive Director, Business Development, a position he held with Tollgrade Communications, Inc. (the “Company”) since December 15, 2008, to Vice President, Global Sales and Marketing. Pursuant to Mr. King’s compensation arrangement, he will receive a base annual salary of $228,000. He is also a party to a bonus program which provides the opportunity to earn up to an additional $45,000 at goal in bonus compensation 2009 for achievement of specified business development objectives. He is also entitled to earn commissions in 2009 at goal of up to an additional $45,000, for achievement of specified revenue plans. If Mr. King exceeds these goal targets, he is eligible for maximum combined bonus and commission compensation of an amount not to exceed the equivalent of his base annual salary. The Company also entered into a non-competition and non-disclosure agreement with Mr. King at the time of his employment, and he is also eligible to participate in the benefit plans generally available to employees of the Company. Mr. King will also be entitled to participate in the Company’s severance policy at a rate of two (2) weeks’ regular base (straight-time) pay for each full year of continuous service, with a minimum of four (4) weeks’ and a maximum of fifty-two (52) weeks’ pay. He will also be eligible for a supplemental long-term disability policy. Mr. King was also granted 25,000 shares of non-qualified stock options pursuant to the Company’s 2006 Long-Term Incentive Compensation Plan (the “2006 Plan”) on January 26, 2009 and is entitled to receive an additional 10,000 shares under the 2006 Plan to be granted at the next meeting of the Company’s Compensation Committee. All of these shares vest pro-rata over a three year period beginning on the date of grant. Grant Cushny, Vice President, Global Sales, will report directly to Mr. King.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOLLGRADE COMMUNICATIONS, INC.

Dated: February 20, 2009	By:	/s/ Sara M. Antol